Exhibit 23.1

Consent of Independent Auditors

To the Board of Alliance Boots GmbH:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-175649) and Form S-8 (No.s 2-79977, 2-79978, 33-49676, 333-19467, 333-19501, 333-106967, 333-107841, 333-112343, 333-132272, 333-164382, 333-167836, 333-174810, 333-174811 and 333-175642) of Walgreen Co. of our report dated September 10, 2012, with respect to the Group statements of financial position of Alliance Boots GmbH as of March 31, 2012 and 2011, and the related Group statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2012, which report appears in the Form 8-K/A of Walgreen Co. dated August 2, 2012 and filed on September 10, 2012.

/s/ KPMG Audit Plc

London, United Kingdom

September 10, 2012